UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2016

  ARC Group Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah

(State or other jurisdiction of incorporation)

001-33400 (Commission File Number)	87-0454148 (IRS Employer Identification No.)

810 Flightline Blvd. Deland, FL	32724
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   303-467-5236

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 0240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement.

On September 29, 2016, ARC Group Worldwide, Inc. (the “Company”) and its subsidiaries, Advanced Forming Technology, Inc., Arc Wireless, Inc., Arc Wireless, LLC, Flomet LLC, General Flange & Forge LLC, Tekna Seal LLC, 3D Material Technologies, LLC, Quadrant Metals Technologies LLC, ARC Metal Stamping, LLC, Advance Tooling Concepts, LLC, and Thixoforming LLC (each a “Borrower” and collectively, the “Borrowers”), entered into the Second Amended and Restated Credit Agreement with Citizens Bank, N.A. (“Second Credit Facility”), which amended and restated the First Amended and Restated Credit Agreement, and its subsequent amendments, in its entirety.

The Second Credit Facility provides the Company with the following extensions of credit and loans: (1) a Revolving Commitment in the principal amount of $25,000,000 (the “Revolving Loan”) and (2) a Term Loan Commitment in the principal amount of $17,500,000 (the “Term Loan).  The loans under the Credit Facility are secured by liens on substantially all domestic assets of the Company and guaranteed by the Company’s domestic subsidiaries who are not borrowers under the Credit Facility.

The aggregate amount of revolving loans permitted to be made to the Borrowers under the Second Credit Facility may not exceed a borrowing base consisting of: (i) the sum of 85% of certain eligible accounts receivable, plus (ii) the lesser of 65% of the value of certain eligible inventory and 85% of the net orderly liquidation value of certain eligible inventory, plus (iii) an amount not to exceed $4,200,000, which amount will be adjusted based on the face amount of certain letters of credit issued to Citizens Bank, N.A. in connection with certain operating leases and capitalized leases, minus (iv) reserves for any amounts which the lender deems necessary or appropriate.

Borrowings under the Second Credit Facility may be made as Base Rate Loans or Eurodollar Rate Loans.  The Base Rate loans will bear interest at the fluctuating rate per annum equal to (i) the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) Citizens own prime rate; and (c) the adjusted Eurodollar rate on such day for an interest period of one (1) month plus 1.00%; and (ii) plus the Applicable Rate, as described below.  Eurodollar Rate Loans will bear interest at the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate; plus (ii) the Applicable Rate.  The “Applicable Rate” will be (a) 2.50% with respect to Base Rate Loans that are Term Loans and 3.50% with respect to Eurodollar Rate Loans that are Term Loans, and (b) 2.50% with respect to Base Rate Loans that are Revolving Loans and 3.50% with respect to Eurodollar Rate Loans that are Revolving Loans, in each case until December 31, 2016, and thereafter the Applicable Rate will be adjusted quarterly, responsive to the Company’s Quarterly Average Availability Percentage, ranging from 1.25% to 1.75% with respect to Base Rate Loans that are Revolving Loans and from 2.25% to 2.75% with respect to Eurodollar Rate Loans that are Revolving Loans.  In addition to interest payments on the Second Credit Facility loans, the Company will pay commitment fees to the lender of 0.375% per quarter on undrawn Revolving Loans.  The Company will also pay other customary fees and reimbursements of costs and disbursements to the lender.

The Maturity Date with respect to the Revolving Loan and the Term Loan is August 11, 2019, provided, however, upon repayment of Company subordinated indebtedness the maturity date will automatically extend to five years after the Closing Date for Revolving Loans and Revolving Commitments, and with respect to the Term Loans, the earlier of the date that is (i) ten years after the Closing Date and (ii) the maturity date of the Revolving Loans.  The Second Credit Facility contains certain mandatory prepayment provisions, including mandatory prepayments due in respect of sales of assets, sales of equity securities, events of default and other customary events, with exceptions for non-core business dispositions.

The Second Credit Facility contains customary covenants and negative covenants regarding operation of the Company’s business, including maintenance of certain financial ratios, as well as restrictions on dispositions of Company assets.

In connection with the Second Credit Facility, the Company and the Borrowers together with the Company’s subsidiaries, Advanced Forming Technology, Inc., Arc Wireless, Inc., Arc Wireless, LLC, Flomet LLC, General Flange & Forge LLC, Tekna Seal LLC, 3D Material Technologies, LLC, Quadrant Metals Technologies LLC, ARC Metal Stamping, LLC, Advance Tooling Concepts, LLC, and Thixoforming LLC (collectively, the “Guarantors”), have entered into an Amended and Restated Guarantee and Collateral Agreement with Citizens Bank, N.A. dated as of September 29, 2016, which secures all of the loans and credits drawn from the Second Credit Facility by the Borrowers.  The security interests established under the Amended and Restated Guarantee and Collateral Agreement include senior secured liens on substantially all of the assets of the Guarantors.  The Guarantors have agreed to guarantee the unconditional payment and performance to the lender of all obligations of the Borrowers under the Second Credit Facility.

The foregoing description of the Second Amended and Restated Credit Agreement and the Amended and Restated Guarantee and Collateral Agreement, do not purport to be complete and are subject to, and are qualified in their entirety by, the full text of the documents.  The Second Amended and Restated Credit Agreement and the Amended and Restated Guarantee and Collateral

Agreement are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
Exhibit	Description

10.1	Second Amended and Restated Credit Agreement by and among ARC Group Worldwide, Inc. and certain of its subsidiaries as borrowers, and Citizens Bank, N.A.

10.2	Amended and Restated Guarantee and Collateral Agreement by and among ARC Group Worldwide, Inc. and certain of its subsidiaries as guarantors, and Citizens Bank, N.A.
99.1	Press release issued by the Company on September 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

8
ARC Group Worldwide, Inc.

Date: October 3, 2016	By:	/s/ Drew M. Kelley
Name: Drew M. Kelley
Title: Chief Financial Officer